SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 11, 2008

Timberland Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Washington	0-23333	91-1863696
State or other jurisdiction	Commission	(I.R.S. Employer
Of incorporation	File Number	Identification No.)

624 Simpson Avenue, Hoquiam, Washington		98550
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number (including area code) (360) 533-4747

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On June 11, 2008, Timberland Bancorp, Inc. (“Company”) announced that it is recognizing a securities impairment charge for the quarter ending June 30, 2008.  The impairment charge is being made in connection with the Company’s investment in the AMF family of mutual funds and the continuing decline in the net asset value of these funds.  The Company is withdrawing its investment in the mutual fund and redeeming its shares in the form of cash and securities, which will result in a charge to net income and a non-cash charge to net income of approximately $222,000 and approximately $2.36 million, respectively, for the quarter ending June 30, 2008.  It is also anticipated that the cash and non-cash charges incurred for the quarter ending June 30, 2008 will reduce book value per share by approximately $0.23 as compared to book value as of March 31, 2008.   This reduction is expected to be partially offset by operating earnings for the quarter ending June 30, 2008. For additional information regarding the Company’s impairment charge and withdrawal from the mutual fund, see the Company’s press release attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release of Timberland Bancorp, Inc. dated June 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TIMBERLAND BANCORP, INC.

DATE: June 11, 2008	By: /s/Michael R. Sand
Michael R. Sand
President and Chief Executive Officer

Exhibit 99.1

Press Release of Timberland Bancorp, Inc. dated June 11, 2008

Contact:	Michael R. Sand,
President & CEO
Dean J. Brydon, CFO
(360) 533-4747
www.timberlandbank.com

Timberland Recognizes Impairment Charge for Investment in Mutual Funds

Hoquiam, WA - June 11, 2008 - Timberland Bancorp, Inc. (NASDAQ:TSBK) (“Company”), the parent company of Timberland Bank  (collectively “Timberland”) announced today that Timberland  is withdrawing its investment in the AMF family of mutual funds because of  the continuing decline in the net asset value (“NAV”) of these funds.  These NAV decreases, which resulted primarily from the uncertainty in spreads in the bond market for mortgage-related securities particularly during the past several weeks, have led Timberland to determine that the funds should be classified as other than temporarily impaired.  Rather than continue as an investor in the funds, Timberland will redeem its shares in the form of cash and securities.  Shares redeemed for cash will result in a charge to Timberland’s net income of approximately $222,000.  Shares redeemed for the underlying securities (redemption in kind), which is anticipated to occur during the week of June 9, 2008, will result in a non-cash charge to net income of approximately $2.36 million.  Both cash and non-cash charges will occur during the quarter ending June 30, 2008.  It is currently anticipated that this non-cash charge will be partially offset in each subsequent quarter as principal payments are received on the securities being withdrawn from the funds.  A listing of the non-agency private label securities held in the funds, as of May 30, 2008 is available at www.amffunds.com.

The withdrawal of securities from the fund will result in Timberland receiving all of the principal payments, including prepayments, made each month on the securities and will eliminate the 45 basis point fund management fee for the shares held in the fund.  The withdrawal of securities from the fund will also eliminate the non-maturity characteristic associated with investments in a mutual fund since each individual security will have a final maturity date.

At May 30, 2008 Timberland had the following holdings in the fund:

AMF Ultra Short Mortgage Fund	1,885,903 shares
AMF Ultra Short Fund	1,003,009 shares
AMF Short U.S. Government Fund	100,010 shares
AMF Intermediate Fund	221,933 shares

Subsequent to recognizing these charges, Timberland Bancorp, Inc., will continue to be well capitalized with an approximate Tier 1 capital (to risk weighted assets) ratio of 12.1%.  It is anticipated that the cash and non-cash charges incurred for the quarter ending June 30, 2008 will reduce book value per share by $0.23 as compared to book value as of March 31, 2008. This reduction is expected to be partially offset by operating earnings for the quarter ending June 30, 2008.

About Timberland Bancorp, Inc.
Timberland Bancorp operates 21 branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Elma, Olympia, Lacey, Tumwater, Yelm, Puyallup, Edgewood, Tacoma, Spanaway (Bethel Station), Gig Harbor, Poulsbo, Silverdale, Auburn, Winlock, and Toledo.

Forward Looking Statements
This press release contains certain “forward-looking statements.”  The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements.  These forward-looking statements may describe future plans or strategies and include the Company’s expectations of future financial results.  Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives.  These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions including the securities markets.  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements.  The Company’s ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.